UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

JUNE 8, 2007
Date of Report (date of Earliest Event Reported)

ISOLAGEN, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-31564	87-0458888
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA  19341
(Address of principal executive offices and zip code)

(484) 713-6000
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01               Entry into a Material Definitive Agreement.

The registrant hereby incorporates by reference the disclosure made in Item 5.02 below.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2007, Isolagen, Inc. (the “Company”) disclosed in Item 9 of its Form 10-K for the year ended December 31, 2006 (the “Form 10-K”), that the Company and Susan Stranahan Ciallella had reached an understanding pursuant to which Ms. Ciallella would resign from the Company in all capacities.  The understanding, which was described in the Form 10-K, was subject to the negotiation and execution of a definitive agreement.  On May 10, 2007, the Company disclosed in Item 2 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Dispute with Former President and Member of the Board of Directors,” of its Form 10-Q for the quarter ended March 31, 2007, that no such definitive agreement had been concluded with Ms. Ciallella, and that Ms. Ciallella  was asserting claims against the Company in connection with her separation from the Company.  On June 8, 2007, the Company and Ms. Ciallella participated in a voluntary mediation before a former federal judge.  Upon conclusion of the mediation, the Company and Ms. Ciallella entered into a Settlement Agreement and Release (the “Settlement Agreement”) pursuant to which the parties agreed to settle and resolve all claims that Ms. Ciallella may have against the Company as well as all aspects of Ms. Ciallella’s separation from the Company.  The following is a brief summary of the salient terms of the Settlement Agreement:

(i) Ms. Ciallella will receive the severance payments set forth in the Employment Agreement as if such agreement had been terminated by the Company without cause; provided that the timing of the payments shall be as follows: (a) $450,000 less any payments made to Ms. Ciallella from March 12, 2007 through June 12, 2007 shall be paid on June 12, 2007; (b) $240,000 shall be paid on September 17, 2007; and (c) $40,000 per month shall be paid each month from September 16, 2007 through July 15, 2008 with a $20,000 payment to be made on July 30, 2008;

(ii) Ms. Ciallella will receive a payment of $1,745,000 to be paid on June 12, 2007 in satisfaction and settlement of Ms. Ciallella’s legal claims relating to her termination;

(iii) Ms. Ciallella will receive a payment of $5,000 to be paid on or after June 16, 2007, provided Ms. Ciallella does not revoke her release of claims under the Age Discrimination in Employment Act;

(iv) Ms. Ciallella agrees to provide up to 500 hours of consulting services through June 30, 2009;

(v) Ms. Ciallella agrees to provide legal support services to the Company at the agreed-upon hourly rate of $575; and the Company committed to pay Ms. Ciallella for a minimum of 346 hours of litigation support services through June 30, 2008, whether or not those services are utilized;

(vi) the non-competition restrictions on Ms. Ciallella set forth in Ms. Ciallella’s Amended and Restated Employment Agreement (the “Employment Agreement”) are extended for an additional year through June 30, 2010;

(vii) the Company will reimburse Ms. Ciallella for her reasonable legal fees in connection with the negotiation and execution of the Settlement Agreement;

(viii) Ms. Ciallella shall retain 300,000 of the 400,000 performance options issued to her in June 2006, which shall be fully vested, and expire in June 2016; Ms. Ciallella shall retain 160,000 of the options issued to her in April 2006, which shall be fully vested, and expire in April 2016; and Ms. Ciallella shall retain her currently vested 300,000 options, which expire in April 2015;

(ix) each of the Company and Ms. Ciallella released the other party from any and all claims that it/she may have; and

 (x) Ms. Ciallella agreed to resign from all officer and director positions she holds with the Company or any of its subsidiaries.

The Company has various insurance policies which potentially provide coverage for the settlement and legal expenses, and the Company has submitted claims to its carriers for reimbursement.   The carriers have not yet notified the Company of the extent to which they might reimburse the Company.  There can be, however, no assurance that there will be a recovery or if there is, of the amount thereof.  For the three months ended March 31, 2007, the Company recorded termination costs aggregating $2.6 million to reflect the March 16, 2007 understanding between the parties, which were included in selling, general, and administrative expenses.  As a result of the Settlement Agreement, during the three months ended June 30, 2007, the Company expects to record an estimated, additional $1.6 million cost charge in connection with the Settlement Agreement, which will be included in selling, general, and administrative expenses.  Accordingly, for the six months ended June 30, 2007, the Company expects to record total, estimated termination costs of approximately $4.2 million.

The foregoing description of the Settlement Agreement is a summary and is qualified in its entirety by reference to the Settlement Agreement which is attached as an exhibit to this filing.

Item 9.01               Financial Statement and Exhibits.

(a)           Not applicable.

(b)           Not applicable.

(c)           Exhibits.

10                                    Settlement Agreement and Release between Susan Stranahan Ciallella and Isolagen, Inc. dated June 8, 2007

[THE SIGNATURE PAGE FOLLOWS]

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOLAGEN, INC.

Date: June 13, 2007	By:	/s/ Declan Daly
Declan Daly, Chief Financial Officer